Exhibit 99.1

Excel Trust Announces Results For the Quarter Ended September 30, 2014, Declares Dividend

SAN DIEGO October 29, 2014--Excel Trust, Inc. (the “Company”) announced today financial and operating results for the quarter ended September 30, 2014. A supplemental financial package with additional information can be found on Excel Trust’s website under the Investor Relations tab.

Highlights for the Third Quarter 2014

•	Reported Adjusted Funds from Operations (AFFO) for the quarter of approximately $12.1 million, or $0.19 per diluted share
•	Reported Funds from Operations (FFO) for the quarter of approximately $8.5 million or $0.14 per diluted share
•	Retired 669,025 shares of Series A convertible preferred stock (resulted in a one-time $1.5 million reduction to FFO; reduced annual preferred dividend payments by an estimated $1.2 million)
•	Declared a fourth quarter 2014 dividend of $0.175 per share of common stock, which equates to an annualized dividend rate of $0.70 per share
•	Acquired Utah portfolio for approximately $148 million (net)
•	In advanced negotiations on ~$150 million in properties targeted for disposition

Highlights Subsequent to Quarter Close

•	Acquired ~340,000 square foot shopping center in Florida
•	Disposed of La Costa Towne Center (JV) in San Diego, CA for approximately $31.6 million
•	Disposed of Lowe’s in Shippensburg, PA for approximately $24.4 million

“We continue to make progress on the objectives we outlined at the beginning of the year,” stated Gary Sabin, Chairman and CEO. “We upgraded our portfolio by acquiring well located, dominant shopping centers in Utah and Florida. We improved our balance sheet and our future earnings potential by retiring a portion of our convertible preferred shares. We exited our joint-venture project in San Diego for a profit and moved forward in marketing our dispositions. We believe these activities further enhance our company as we strive to create long-term value for our shareholders.”

Financial Results

Excel Trust reported Adjusted Funds From Operations (AFFO) for the third quarter of 2014 of $12.1 million, or $0.19 per diluted share and Funds From Operations (FFO) for the third quarter of $8.5 million or $0.14 per diluted share. Net loss attributable to the common stockholders for the third quarter was $2.8 million, or $0.05 per diluted share. This compares to AFFO of $11.7 million, or $0.24 per diluted share, FFO of $11.0 million or $0.22 per diluted share and net income attributable to the common stockholders of $10.7 million, or $0.22 per diluted share in the three-month period ended September 30, 2013.

Excel Trust reported AFFO for the nine months ended September 30, 2014 of $35.9 million or $0.67 per diluted share and FFO of $30.6 million or $0.57 per diluted share. Net loss attributable to the common stockholders for the nine months ended September 30, 2014 was $4.2 million or $0.09 per diluted share. This compares to AFFO of $32.4 million, or $0.67 per diluted share, FFO of $33.4 million or $0.69 per diluted share and a net gain attributable to the common stockholders of $8.9 million or $0.18 per diluted share in the nine month period ended September 30, 2013.

Deducted from FFO for the quarter ended September 30, 2014 was a one-time charge of approximately $1.5 million related to the Company’s retirement of convertible preferred shares. Also deducted from FFO were transaction costs related to acquisitions which totaled approximately $820,000 for the quarter. For the nine months ended September 30, 2014 transaction costs totaled approximately $1,297,000.

Excel Trust considers AFFO and FFO important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of real estate investment trusts (REITs), many of which present AFFO and FFO when reporting their results. A complete reconciliation containing adjustments from GAAP net income available to the common shareholders to AFFO and FFO and a definition of both are included at the end of this release.

Operating Results

At the end of the third quarter 2014, the retail portfolio was 93.8% leased compared to 94.0% in the second quarter 2014. Anchor space was 98.8% leased compared to 99.1% in the second quarter 2014 and inline space was 83.9% leased compared to 84.5% in the second quarter 2014.

During the third quarter 2014, the Company signed 36 retail leases and renewals, totaling 178,752 square feet. The average releasing spread on comparable new leases was 5.9%.

Same Property Net Operating Income increased 3.0% over the same quarter of the prior year.

Summary of Significant Activities During Third Quarter 2014

On September 26, 2014, the Company acquired three shopping centers in the Salt Lake City area for approximately $223 million. Properties included in the transaction were, The Family Center at Fort Union, The Family Center at Orem and The Family Center at Taylorsville. As a part of the transaction, Excel Trust assigned purchase rights for The Family Center at Taylorsville to a third party for approximately $75 million, leaving the Company with approximately $148 million in net acquisitions, and 839,216 square feet of GLA. Major tenants include, Walmart, Smith’s Food (Kroger), Ross Dress for Less, Dick’s Sporting Goods, Bed Bath & Beyond, Gordmans, Ulta, DSW, Office Max, Dollar Tree, etc.

During the quarter, the Company repurchased 669,025 shares of Series A preferred stock. The repurchased shares of Series A preferred stock were subsequently retired resulting in a one-time charge of approximately $1.5 million.

Significant Activities Subsequent to Third Quarter 2014

On October 1, 2014, the Company acquired Downtown at the Gardens, a 339,669 square foot shopping center in Palm Beach Gardens, FL. Major tenants include Whole Foods, Cheesecake Factory, Cobb Theaters, Urban Outfitters, and Golfsmith. Average household income in a 3 mile radius is estimated to be $107,654 (source: AGS 2014).

On October 9, 2014, the Company completed the disposition of the La Costa Towne Center (joint-venture asset) for approximately $31.6 million, excluding closing costs.

On October 16, 2014, the Company repurchased 150,000 shares of Series A preferred stock.

On October 23, 2014, the Company completed the disposition of its freestanding Lowe’s property located in Shippensburg, PA for approximately $24.4 million, excluding closing costs.

Fourth Quarter 2014 Dividends Declared

The Board of Directors declared a fourth quarter cash dividend of $0.175 per common share payable on January 15, 2015 to shareholders of record as of December 31, 2014.

The Board of Directors has also declared a dividend of $0.4375 per share on the Company’s Series A Cumulative Convertible Perpetual Preferred Shares, and a dividend of $0.5078 on its Series B Cumulative Redeemable Preferred Shares. The dividend on Excel Trust’s outstanding Series A and Series B Preferred Shares will be payable on January 15, 2015 to shareholders of record as of December 31, 2014.

Revised 2014 Guidance

Excel Trust is revising its previously announced guidance primarily to account for charges related to the retirement of Series A convertible preferred stock and transaction fees related to the Florida acquisition. The Company expects its AFFO per share for fiscal year 2014 to be between $0.90 and $0.95 and its FFO per share to be between $0.76 and $0.81. The Company will further discuss assumptions surrounding guidance tomorrow on the conference call.

Conference Call

In conjunction with Excel Trust’s results, you are invited to listen to its conference call on Thursday, October 30, 2014 at 1:00 p.m. Eastern Time.

PHONE: Conference call access information is as follows:

Dial in number: (800) 299-8538

International Dial in number: (617) 786-2902

Pass code: 34697712

INTERNET: A live webcast of the conference call will be available through Excel Trust’s web site at www.exceltrust.com.

REPLAY: A replay of the conference call will be made available through Excel Trust’s web site at www.exceltrust.com. A replay will also be available by phone for three days beginning at 4:00 p.m. ET on October 30, 2014. Replay access information is as follows:

Dial in number: (888) 286-8010

International Dial in number: (617) 801-6888

Pass code: 30082346

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the retail industry or the markets in which the Company operates; increased interest rates and operating costs; decreased rental rates or increased vacancy rates; the Company’s failure to obtain necessary outside financing on favorable terms or at all; changes in the availability of additional acquisition opportunities; the Company’s inability to successfully complete real estate acquisitions or successfully operate acquired properties; the Company’s failure to qualify or maintain its status as a REIT; risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed; and risks associated with downturns in domestic and local economies, and volatility in the securities markets. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO)

Excel Trust considers FFO and AFFO to be important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Excel Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding real estate-related depreciation and amortization, impairment charges and net gains (losses) on the disposition of assets and after adjustments for unconsolidated partnerships and joint ventures. Excel Trust computes AFFO by adding to FFO the non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting or adding straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Excel Trust’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

FFO and AFFO should not be considered alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor are they indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Summarized Financial Statements

Reported results are preliminary and not final until the filing of Excel Trust’s Form 10-Q or 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment. The accompanying notes to follow in the Form 10-Q or 10-K are an integral part of these consolidated financial statements.

Balance Sheets

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2014	December 31, 2013
ASSETS:

Property:
Land	$409,013	$380,366
Buildings	754,860	642,356
Site improvements	69,137	63,242
Tenant improvements	62,454	54,025
Construction in progress	26,697	7,576
Less accumulated depreciation	(83,008)	(61,479)

Property, net	1,239,153	1,086,086
Cash and cash equivalents	6,143	3,245
Restricted cash	7,707	8,147
Tenant receivables, net	4,404	5,117
Lease intangibles, net	81,796	78,345
Deferred rent receivable	10,824	9,226
Other assets (1)	36,022	20,135
Real estate held for sale, net of accumulated amortization	-	-
Investment in unconsolidated entities	8,378	8,520

Total assets	$1,394,427	$1,218,821

LIABILITIES AND EQUITY:

Liabilities:
Mortgages payable, net	$160,837	$251,191
Notes payable	56,000	179,500
Unsecured notes	348,725	100,000
Accounts payable and other liabilities	40,821	21,700
Lease intangibles, net	36,260	28,114
Dividends/distributions payable	12,918	10,932

Total liabilities	655,561	591,437

Equity:
Total stockholders’ equity	727,094	615,446
Non-controlling interests	11,772	11,938

Total equity	738,866	627,384

Total liabilities and equity	$1,394,427	$1,218,821

(1) Other assets is primarily comprised of deposits, notes receivable, prepaid expenses and furniture, fixtures, and equipment

Statements of Operations

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and dividends per share)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Revenues:
Rental revenue	$24,750	$23,556	$74,836	$67,685
Tenant recoveries	5,057	5,022	15,168	14,099
Other income	427	353	1,457	954

Total revenues	30,234	28,931	91,461	82,738

Expenses:
Maintenance and repairs	2,030	1,821	6,439	5,239
Real estate taxes	3,148	3,354	9,443	9,312
Management fees	496	698	1,533	1,331
Other operating expenses	1,632	1,845	4,978	4,707
Changes in fair value of contingent consideration	-	(10)	-	(1,568)
General and administrative	4,289	3,399	12,263	10,536
Depreciation and amortization	11,212	11,637	34,419	34,613

Total expenses	22,807	22,744	69,075	64,170

Net operating income	7,427	6,187	22,386	18,568
Interest expense	(6,387)	(4,728)	(17,357)	(13,751)
Interest income	103	49	206	146
Income (loss) from equity in unconsolidated entities	75	12	240	(13)
Gain on acquisition of real estate and sale of land parcel	-	-	-	-
Changes in fair value of financial instruments and gain on OP unit redemption	-	-	-	230

Net income (loss) from continuing operations	1,218	1,520	5,475	5,180
Income from discontinued operations before gain on sale of real estate assets	-	345	-	481
Gain on sale of real estate assets	-	11,974	-	11,974

Income from discontinued operations	-	12,319	-	12,455

Net income (loss)	1,218	13,839	5,475	17,635
Net (income) loss attributable to non-controlling interests	(70)	(356)	(227)	(489)

Net income (loss) attributable to Excel Trust, Inc.	1,148	13,483	5,248	17,146
Preferred stock dividends	(2,501)	(2,744)	(7,989)	(8,232)
Cost of redemption of preferred stock	(1,477)	-	(1,477)	-

Net income (loss) attributable to the common stockholders	$(2,830)	$10,739	$(4,218)	$8,914

Basic and diluted net income (loss) per share	$(0.05)	$0.22	$(0.09)	$0.18

Weighted-average common shares outstanding - basic and diluted	60,389	47,497	52,293	46,674

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Reconciliation of Net Income to FFO and AFFO

For the Period Ended September 30, 2014

(In thousands, except per share data)

Excel Trust, Inc.’s FFO and AFFO available to common stockholders and operating partnership unitholders and a reconciliation to net income(loss) for the three and nine months ended September 30, 2014 and 2013 is as follows:

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013

Net income (loss) attributable to the common stockholders	$(2,830)	$10,739	$(4,218)	$8,914

Add:
Non-controlling interests in operating partnership	(21)	279	(47)	240
Depreciation and amortization (1)	11,212	11,766	34,419	35,306
Deduct:
Depreciation and amortization related to joint venture (2)	137	214	463	879

Funds from operations (3)	$8,498	$11,024	$30,617	$33,365

Adjustments:
Transaction costs	820	600	1,297	1,046
Deferred financing costs	457	387	1,380	1,300
Stock-based and other non-cash compensation expense	1,153	583	3,117	1,713
Changes in fair value of contingent consideration	-	(10)	-	(1,568)
Changes in fair value of financial instruments	-	-	-	(230)
Straight-line effects of lease revenue	(482)	(664)	(1,599)	(2,588)
Amortization of above- and below-market leases	225	(14)	(136)	204
Cost of redemption of preferred stock	1,477	-	1,477	-
Non-incremental capital expenditures	(51)	(227)	(230)	(577)
Non-cash expenses (income) related to joint venture	1	6	(16)	(275)

Adjusted funds from operations (3)	$12,098	$11,685	$35,907	$32,390

Weighted average common shares outstanding	60,389	47,497	52,293	46,674
Add (4):
OP units	1,020	1,225	1,020	1,230
Restricted stock	-	172	-	206
Contingent consideration related to business combinations	-	-		-
LTIP restricted stock	-	-	-	-

Weighted average common shares outstanding - diluted (FFO and AFFO)	61,409	48,894	53,313	48,110

Funds from operations per share (diluted) (5)	$0.14	$0.22	$0.57	$0.69
Adjusted funds from operations per share (diluted) (5)	$0.19	$0.24	$0.67	$0.67

Other Information (6):
Leasing commissions paid	$231	$396	$719	$1,366
Tenant improvements paid	$457	$3,391	$2,485	$6,483

(1)	Total consolidated depreciation and amortization, a portion of which is included in discontinued operations on the statements of operations (for the three and nine months ended September 30, 2013).
(2)	Includes a reduction for the portion of consolidated depreciation and amortization expense that would be allocable to non-controlling interests in the operating partnership and an increase for the the Company’s portion of depreciation and amortization expense related to its investment in the unconsolidated La Costa Town Center and The Fountains at Bay Hill properties.
(3)	FFO and AFFO are described on the Definitions page.
(4)	The calculation of FFO for the three months ended September 30, 2014 and 2013 include 1,020,000 and 1,397,000 OP units and shares of restricted stock, which are considered antidilutive for purposes of calculating diluted earnings per share. The three months ended September 30, 2014 and 2013 exclude 3,173,142 and 3,356,178 shares of common stock, respectively, potentially issuable pursuant to the conversion feature of the preferred stock based on the “if converted” method. The calculation of FFO for the nine months ended September 30, 2014 and 2013 include 1,020,000 and 1,436,000 OP units and shares of restricted stock, which are considered antidilutive for purposes of calculating diluted earnings per share. The nine months ended September 30, 2014 and 2013 exclude 3,301,803 and 3,341,076 shares of common stock, respectively, potentially issuable pursuant to the conversion feature of the preferred stock based on the “if converted” method.
(5)	The calculation of funds from operations per share (diluted) and adjusted funds from operations per share (diluted) for the three months ended September 30, 2014 and 2013 includes a reduction of $124,000 and $143,000, respectively, for dividends paid to shares of restricted common stock in excess of earnings. The calculation of funds from operations per share (diluted) and adjusted funds from operations per share (diluted) for the nine months ended September 30, 2014 and 2013 includes a reduction of $373,000 and $326,000, respectively, for dividends paid to shares of restricted common stock in excess of earnings.
(6)	Excludes development properties and shell construction costs for value-add opportunities at operating properties.